      Nicor Inc.
Form 10-K
Exhibit 23.01

INDEPENDENT AUDITORS’ CONSENT

We consent to the incorporation by reference in Registration Statement No. 33-56871 of Nicor Inc. on Form S-3 and Registration Statement Nos. 33-1732, 333-74402, 333-28579, 33-31029 and 333-28699 of Nicor Inc. on Forms S-8 of our report (which expresses an unqualified opinion and includes an explanatory paragraph related to the change in method of accounting for energy trading activities described in the New Accounting Pronouncements — Energy Trading Revenues note), dated February 28, 2003, appearing in this Annual Report on Form 10-K of Nicor Inc. for the year ended December 31, 2002.

DELOITTE & TOUCHE LLP

Chicago, IL

March 28, 2003